REA Outlook Video Transcript - 2022 Last January, we presented an optimistic case for the real estate industry, and our expectations were exceeded as the Real Estate Account produced the net total return of 17.9%, it's highest since 2011. In this 2022 outlook, we focus on the implications of record low property yields and the shift toward a more resilient core portfolio. The steady decline of interest rates since 1981, has perhaps been the most significant driver of appreciation across all major asset classes, and real estate is no exception. Real estate income yields have declined from 8.6% in 1996, to all time lows of 4% in 2021. So how sensitive are returns if interest rates rise in the future? We identified quarters where sharp increases in the 10-year U.S. Treasury rate occurred, and compared the subsequent 1-year total returns of bonds, REITs and private real estate. Compared to these, private real estate has consistently outperformed. All real estate is not created equal however. Some property types do a better job of providing inflation protection while others provide more durable income. We have learned that the most resilient and best performing real estate is often the least glamorous. Reviewing historical data, we found that the self- storage, warehouse and apartment sectors have outperformed the industry overall from 2008 until 2021. We believe this outperformance will continue going forward and we will continue to reallocate the portfolio accordingly. For three main reasons, we expect 2022 to be another solid year for private real estate. First, decreased supply. Delays in new construction due to supply chain bottlenecks, have created an artificially low inventory of space for certain sectors, especially housing. Second, dry powder. As of September of 2021, there was more than $350 billion of capital raised by over 1,200 funds targeting private real estate globally. And third, momentum. Changes in performance of private real estate did not occur overnight, but rather, take place over longer periods of time. Since the first quarter of 2007, private real estate experienced only 7 negative quarters versus 17 quarters for REITs. In conclusion, strong results from appreciation Exhibit 99.2 and better-than-expected rent growth should continue to positively drive performance this year. Albeit unlikely, at the levels experienced in 2021. On behalf of TIAA, and the Real Estate Account Portfolio Team, we hope that you have a healthy, productive and profitable year ahead. - [Narrator] You should consider the investment objectives, risks, charges and expenses carefully before investing. Please call 8-7-7-5-1- 8-9-1-6-1 or go to tiaa.org for current product and fund prospectuses that contain this and other information. Please read the prospectuses carefully before investing.